                           MARSHALL & ILSLEY CORPORATION             Exhibit 12

                Computation of Ratio of Earnings to Fixed Charges


                              ($ in thousands)

                                                 9 Months
                                                   Ended                       Years Ended December 31,
                                               September 30 --------------------------------------------------------------
Earnings:                                          1995        1994        1993         1992         1991         1990
                                               ------------ ----------- -----------  -----------  -----------  -----------
 Earnings before income taxes, extraordinary
  items and cumulative effect of changes
   in accounting principles                       $219,876    $167,803    $264,584     $231,792     $186,738     $143,192

 Fixed charges, excluding interest on deposits      84,127      77,074      47,905       50,687       66,641       85,234
                                                ----------- ----------- -----------  -----------  -----------  -----------
    Earnings including fixed charges but
      excluding interest on deposits               304,003     244,877     312,489      282,479      253,379      228,426

 Interest on deposits                              243,043     255,861     272,100      334,443      448,757      466,537
                                                ----------- ----------- -----------  -----------  -----------  -----------
    Earnings including fixed charges and
      interest on deposits                        $547,046    $500,738    $584,589     $616,922     $702,136     $694,963
                                                =========== =========== ===========  ===========  ===========  ===========

Fixed Charges:

 Interest Expense:

  Short-term borrowings                            $38,842     $39,681     $18,010      $17,606      $32,065      $56,849

  Long-term borrowings                              40,066      30,537      23,088       26,439       27,770       22,524

  One-third of rental expense for all operating
    leases (the amount deemed representative
    of the interest factor)                          5,219       6,856       6,807        6,642        6,806        5,861
                                                ----------- ----------- -----------  -----------  -----------  -----------
  Fixed charges excluding interest on deposits      84,127      77,074      47,905       50,687       66,641       85,234

  Interest on deposits                             243,043     255,861     272,100      334,443      448,757      466,537
                                                ----------- ----------- -----------  -----------  -----------  -----------
  Fixed charges including interest on deposits    $327,170    $332,935    $320,005     $385,130     $515,398     $551,771
                                                =========== =========== ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

 Excluding interest on deposits                       3.61 x      3.18 x      6.52 x       5.57 x       3.80 x       2.68 x

 Including interest on deposits                       1.67 x      1.50 x      1.83 x       1.60 x       1.36 x       1.26 x
